Exhibit 10.4

Private and Confidential

Execution Version

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”), effective as of October 1, 2026 (the “Effective Date”), is made by and between Faraday Future Intelligent Electric Inc. (the “Provider”), FF EAI Robotics Inc. (the “Recipient”) and FF EAI Robotics Ecosystem Inc (the “Purchaser”) (solely for purpose of Sections 2.1, 5.1, 5.2, 6.4 and 11.1). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Transaction Agreement (defined below).

WHEREAS, the Recipient desires to engage the Provider from time-to-time to provide certain services (the “Services”) as more fully described in a Statement of Work in substantially the same form as Exhibit A attached hereto, and the Provider is offering to provide such Services to the Recipient in accordance with the terms of this Agreement.

WHEREAS, since the Effective Date, the Provider has provided Services in support of the Robotics Business at the Recipient’s request in anticipation of this Agreement, and the parties hereto intend that such Services shall be governed by this Agreement.

WHEREAS, the Provider, the Recipient, the Purchaser and certain affiliates thereof intend to enter into that certain transaction agreement in connection with acquisition of the Recipient by the Purchaser (the “Transaction Agreement”).

NOW THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Recipient and the Provider hereby agree as follows:

Section 1. Services and Work Product.

1.1 Description of Services. The Provider hereby agrees to provide to the Recipient, and the Recipient hereby specifically commissions the Provider to provide, the Services set out in one or more statements of work to be issued by the Recipient and accepted by the Provider (each, a “Statement of Work”). The Provider shall be under no obligation to provide Services under any Statement of Work unless Provider accepts, in writing, such Statement of Work. Each Statement of Work shall be in substantially the same form as Exhibit A attached hereto. In the event of a conflict between this Agreement and any Statement of Work, the Statement of Work shall control. Services provided hereunder may be provided globally, including but not limited to the United States, China and the Middle East region. Services provided hereunder may be provided by an affiliate of the Provider. The Provider and its affiliates may provide the Services hereunder through their employees, contractors, or designated partners throughout the world.

1.2 Intellectual Property and Confidentiality.

(a) Except as otherwise specifically provided below or in a Statement of Work, the Provider and the Recipient shall retain all right, title and interest in and to such party’s Intellectual Property and all improvements, modifications, enhancements thereto, derivative works therefrom and any Intellectual Property developed or created by such party in connection with performing its obligations hereunder, and all copies and embodiments thereof, including all rights in inventions, works of authorship, logos, brands, know-how, copyrights, trademarks, patents, patent applications (including reissues, renewals, continuations, continuations-in-part, or divisions of any patent or patent application), trade secrets, instructions, improvements, modifications and all proprietary information relating to such party’s products and services (collectively, all of the foregoing, “Intellectual Property”). Notwithstanding the above, the Recipient shall own all Intellectual Property first authored, conceived or reduced to practice by the Provider in the course of providing services hereunder or under any Statement of Work, but only to the extent such Intellectual Property covers, is embodied by or is derived from any Intellectual Property proprietary to, or otherwise provided to the Provider by the Recipient. Without limiting the generality of the foregoing, the Recipient shall not (i) decompile, reverse engineer, disassemble, or otherwise attempt to discover the source code of any deliverable, or other product or software of the Provider, (ii) reduce any deliverable, or other product or software of the Provider to a human-perceivable form, or (iii) adapt, modify, sublicense, rent, lease, resell for profit, distribute (except as may be otherwise provided in a Statement of Work) or create derivative works based on any deliverable or any component software code. Each of the Provider and the Recipient agrees that it shall not at any time apply for any registration of any patent, copyright or trademark or other designation, which would affect the other party’s exclusive ownership of such other party’s Intellectual Property, or file any document with any government authority or take any action, which would adversely affect such other party’s exclusive ownership thereof. The recipient has been advised that the Provider provides, or in the future may provide, similar services to other companies. Unless otherwise expressly provided in a Statement of Work, the Provider is entitled to apply the same ideas, inventions, and solutions that it creates under this Agreement to its work for other parties so long as the Provider does not reveal any Confidential Information belonging to the Recipient.

(b) For the purposes of this Agreement, the term “Confidential Information” shall mean any information not generally known or available to the public, which was disclosed by one party to this Agreement (the “Disclosing Party”) to the other party to this Agreement (the “Receiving Party”) in the course of the provision of Services hereunder. For so long as the Provider provides Services pursuant to this Agreement and thereafter for so long as the Confidential Information has not otherwise been publicly disclosed by the Disclosing Party, the Receiving Party agrees that (i) the Receiving Party shall not divulge Confidential Information, directly or indirectly, other than in the regular and proper course of providing Services to the Recipient pursuant to this Agreement and (ii) the Receiving Party shall not use, directly or indirectly, any Confidential Information for the benefit of anyone other than the Disclosing Party without the Disclosing Party’s prior written consent; provided, however, that the Receiving Party shall have no obligation, express or implied, to refrain from using or disclosing to others any Confidential Information which is or hereafter shall become generally available to the public other than through the Receiving Party’s breach of this Agreement. In the event the Receiving Party is or may foreseeably be compelled to disclose any Confidential Information pursuant to any law, regulation, order of a court of competent jurisdiction or other legal process, the Receiving Party shall give the Disclosing Party prior written notice, reasonable in light of the circumstances, of such compelled disclosure.

(c) The Provider and the Recipient acknowledge and agree that a breach of this Section 1.2 by the Receiving Party may cause harm to the Disclosing Party. However, the Provider and the Recipient agree that equitable relief, including injunctive relief or specific performance, shall only be available to the Disclosing Party if a court of competent jurisdiction determines that monetary damages would be inadequate and that such relief is warranted under the circumstances. Nothing in this Section shall be construed as a waiver of the Receiving Party’s right to contest the appropriateness or scope of any such relief.

(d) Robotics Business Work Product. Notwithstanding anything to the contrary in Section 1.2(a) or any Statement of Work, all Intellectual Property and other work product created by or for Provider or its affiliates in performing Services relating to the Robotics Business (the “Robotics Business Work Product”) shall be owned exclusively by the Recipient, and the Provider hereby assigns, and shall cause its affiliates and personnel to assign, all right, title and interest in the Robotics Business Work Product to the Recipient.

Section 2. Compensation.

2.1 Fees. Fees for Services shall be equal to the Provider’s actual, direct and documented costs of providing the Services, without markup. The Provider shall invoice monthly in arrears with reasonable supporting detail, and the Recipient shall pay within thirty (30) days after receipt. No fees shall be payable before the date of the Transaction Agreement. Notwithstanding anything to the contrary herein, the Purchaser shall be liable for all fees for Services during the period from the Effective Date until the earlier of (i) the Closing Date (such term as defined under the Transaction Agreement) or (ii) termination of this Agreement pursuant to Section 6.4.

2.2 Taxes. The Recipient shall be liable for all taxes (other than taxes on the Provider’s income) applicable to any products or services purchased or received from the Provider pursuant to this Agreement. The Provider’s price includes only those taxes and the amount specifically identified in a Statement of Work. The Recipient shall be liable for any other taxes that may be levied on the goods and services provided under the Agreement (or the use thereof) and for any increases of the taxes identified in a Statement of Work.

Section 3. Conflicts of Interest; Waiver. If the Provider believes, in its reasonable discretion, that the provision of Services hereunder would result or could result in a conflict of interest for the Provider, or would result or could result in the appearance of a conflict of interest for the Provider, the Provider may cease providing any such Services without liability to the Recipient. THE RECIPIENT ACKNOWLEDGES THAT THE INTERESTS OF THE PROVIDER AND THE RECIPIENT MAY CONFLICT AND THAT THE PROVISION OF SERVICES HEREUNDER MAY RESULT IN A CONFLICT OF INTEREST FOR THE PROVIDER. THE RECIPIENT HEREBY WAIVES ANY SUCH CONFLICT OF INTEREST AND AGREES THAT THE PROVIDER MAY PROVIDE ALL SERVICES HEREUNDER WITHOUT LIABILITY FOR ANY CONFLICT OF INTEREST.

Section 4. Non-Disparagement.

4.1 The Recipient and its directors and officers shall not make, publish or communicate to any person or entity in any forum any disparaging, defamatory, denigrating, critical or other statements, comments or remarks on the Services or the business, integrity, veracity, credibility, or personal or professional reputation of the Provider or any of its directors, officers, employees, affiliates, agents, investors, shareholders, customers or suppliers.

4.2 The Provider and its directors and officers shall not make, publish or communicate to any person or entity in any forum any disparaging, defamatory, denigrating, critical or other statements, comments or remarks on the Services or the business, integrity, veracity, credibility, or personal or professional reputation of the Recipient or any of its directors, officers, employees, affiliates, agents, investors, shareholders, customers or suppliers.

Section 5. Independent Contractor.

5.1 No Partnership or Joint Venture. In performing services pursuant to this Agreement or any Statement of Work, the Provider will be an independent contractor of the Recipient and neither this Agreement nor any Statement of Work will be deemed to create a partnership, joint venture, or other arrangement between the parties hereto.

5.2 Not An Agent. No party hereto is appointed as another party’s agent for any purpose whatsoever hereunder. No party hereto will hold itself out as the agent of another party or otherwise purport to bind another party to any third-party obligations without that other party’s express prior written consent.

5.3 Provider Employees. It is expressly understood and agreed that for all purposes, including but not limited to workers compensation, unemployment insurance, FICA, and Federal and State Tax withholding, the Provider’s employees shall be deemed independent contractors and not employees, partners, or agents of the Recipient. The Provider and/or its employees shall be solely responsible for providing all equipment (e.g., automobile, cell phone) necessary to provide the Services, and determining how and during what hours to provide the Services, provided the Services are in all instances provided in a manner reasonably acceptable to the Recipient.

5.4 No Signature Authority. The Provider’s personnel or agents shall not enter into contracts on behalf of, or execute contracts as employees or agents of, the Recipient, or bind the Recipient in any manner, written or oral, express, or implied.

Section 6. Term.

6.1 Term. The initial term of this Agreement shall be twelve (12) months commencing on the Effective Date (“Initial Term”). At the end of the Initial Term, the Provider and the Recipient shall mutually assess the nature and scope of this Agreement and may agree, by written amendment, to extend the term for a mutually agreed additional period of time (the “Extension Term”). The Provider and the Recipient agree to review Statements of Work on a monthly basis to determine whether any updates or modifications are necessary. (The Initial Term, together with any Extension Term, shall be referred to as the “Term”).

6.2 Termination of a Statement of Work by the Recipient. The Recipient may terminate any item in a Statement of Work at any time upon fifteen (15) days prior written notice to the Provider.

6.3 Termination by the Provider. The Provider, exercising reasonable discretion, may terminate this Agreement or any item in a Statement of Work at any time upon thirty (30) days prior written notice to the Recipient. The Recipient’s failure to make payment on undisputed invoices as provided herein or in any Statement of Work, which failure is not cured within ten (10) days after receiving written notice of the Provider, shall be considered a material breach of this Agreement and, notwithstanding any other rights or remedies otherwise available to the Provider hereunder, such material breach shall entitle the Provider to terminate this Agreement upon fifteen (15) days prior written notice to the Recipient. The Provider’s right to terminate for material breach is in addition and without prejudice to all other rights and remedies otherwise available to the Provider, including, without limitation, the Provider’s right to collect the outstanding amount owed to the Provider plus interest on amounts not timely paid.

6.4 Termination of Transaction Agreement. If the Transaction Agreement is terminated in accordance with its term before the Closing, all Services relating to the Robotics Business shall terminate automatically, and no fees shall accrue for such Services after such termination; provided that nothing in this Section 6.4 shall relieve the Purchaser from its obligation to pay to the Provider all unpaid fees for Services incurred prior to such termination and the Purchaser agrees to pay all such fees to the Provider within thirty (30) days following such termination.

Section 7. Indemnity and Limitation on Damages

7.1 The Provider shall indemnify, defend, and hold the Recipient harmless from any and all liabilities, losses, damages, costs and expenses, including reasonable attorneys’ fees, incurred in connection with claims brought by third parties resulting from any grossly negligent or intentionally wrongful acts or omissions of the Provider.

7.2 The Recipient shall indemnify, defend and hold the Provider harmless from any and all liabilities, losses, damages, costs and expenses, including reasonable attorneys’ fees, incurred in connection with claims brought by third parties resulting from (i) any breach of this Agreement or Statement of Work by the Recipient; or (ii) the Recipient’s negligence or intentional acts or omissions.

7.3 EXCEPT FOR THE PROVIDER’S INDEMNITY OBLIGATIONS AND ITS GROSS NEGLIGENCE OR INTENTIONALLY WRONGFUL CONDUCT, THE PROVIDER’S LIABILITY TO THE RECIPIENT FOR DAMAGES RESULTING FROM ANY CLAIMS ARISING FROM OR RELATING TO ANY ACTS OR OMISSIONS OF THE PROVIDER IN THE PERFORMANCE OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, LIABILITY FOR PATENT, COPYRIGHT OR OTHER INTELLECTUAL PROPERTY INFRINGEMENT, SHALL NOT EXCEED THE TOTAL AMOUNT PAID BY THE RECIPIENT UNDER THE PARTICULAR STATEMENT OF WORK TO WHICH SUCH CLAIMS OR DAMAGES RELATE. Notwithstanding the foregoing, but without limiting the Provider’s indemnity obligations hereunder, the Provider’s liability with respect to a defective deliverable shall be limited exclusively to replacement, repair or modification of such deliverable.

7.4 No claim, suit, or action regardless of form, arising from or relating to the Provider’s acts or omissions in the performance of this Agreement may be brought or asserted by the Recipient more than one (1) year after the Recipient becomes aware that the cause of action has occurred.

7.5 Without prejudice to the generality of the foregoing, the Recipient is responsible for the repair, maintenance and all insurance against loss of the Recipient’s equipment, and the Provider shall not be liable for any loss of or impairment to the services provided hereunder or damages to any equipment due in whole or in part to a malfunction or defect in the Recipient’s equipment.

Section 8. Warranty Disclaimer. The Provider will perform the services described in this Agreement in a professional and commercially reasonable manner consistent with generally accepted industry standards. EXCEPT AS EXPRESSLY SET FORTH HEREIN, THE PROVIDER MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR ANY WARRANTY ARISING OUT OF COURSE OF DEALING, COURSE OF PERFORMANCE, OR USAGE OF TRADE. THE PROVIDER DOES NOT WARRANT THAT ANY DELIVERABLES OR RECOMMENDATIONS PROVIDED UNDER THIS AGREEMENT WILL ACHIEVE ANY PARTICULAR RESULT OR OUTCOME. ALL SERVICES AND DELIVERABLES ARE PROVIDED ON AN “AS-IS” BASIS.

Section 9. Non-Solicitation.

9.1 During the Term of this Agreement, and for the period of twelve (12) months after termination of this Agreement, the Recipient shall not directly or indirectly recruit or solicit for employment any employees of the Provider without the express, prior, written consent of the Provider.

9.2 During the Term of this Agreement, and for the period of twelve (12) months after termination of this Agreement, the Provider shall not directly or indirectly recruit or solicit for employment any employees of the Recipient without the express, prior, written consent of the Recipient.

Section 10. Force Majeure. The Provider shall not be responsible to the Recipient under this agreement for failure or delay in performing any obligation under this Agreement due to factors beyond its reasonable control, including, without limitation, war, terrorism, hostilities, sabotage, revolution, riot, civil commotion, national emergency, strikes, lockouts, failure of supplies of power or fuel, mechanical or equipment failures, prohibitions against imports or exports of any product, impossibility of obtaining components or a force majeure affecting a supplier of components that results in a shortage of supply of components, epidemics, explosion, fire, flood, earthquake, force of nature, natural disaster or any other act of God, law, proclamation, regulation, ordinance, embargo, or other act or order of court or governmental authority, each to the extent the same are beyond the reasonable control of Provider (each such factor a “Force Majeure”). Upon the occurrence of a Force Majeure, the Provider shall use commercially reasonable efforts to promptly notify the Recipient. The Provider shall resume performing its obligations under this Agreement as soon as reasonably practicable. Except as otherwise provided herein, if a Force Majeure occurs, the Provider shall be excused from performing and the time for performance shall be extended as long as the Provider is unable to perform as a result of the Force Majeure.

Section 11. Miscellaneous

11.1 Additional Provisions. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective lawful successors, assigns, heirs, and personal representatives. The Recipient shall not assign this Agreement without the prior, written consent of the Provider. Any assignment in violation of this provision shall be void ab initio and of no force or effect. This Agreement may be modified, amended, or supplemented only by means of a written instrument signed by all parties hereto. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior or contemporaneous oral and prior written agreements and understandings. In the event that any provision of this Agreement shall, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid or unenforceable provision had not been included herein.

11.2 Notices. All notices, requests, demands and other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given upon the date of receipt if delivered by Fedex or UPS, or via email transmission (with automated confirmation of receipt) to the email addresses set forth below, in each case to the attention of the person identified below:

If to the Recipient:

1990 E Grand Ave.

El Segundo, California 90245

Attention: Chris Chen

Email: Chris.Chen@ff.com

If to the Provider:

1990 E Grand Ave.

El Segundo, California 90245

Attention: Legal Department

Email: legal@ff.com

with a copy

(which shall not constitute notice) to:

Pryor Cashman LLP

7 Times Square, 40th Floor

New York, New York 10036

Attention: M. Ali Panjwani

Email: ali.panjwani@pryorcashman.com

A party may change its designated notice information by notice to the other parties in the manner provided in this Section.

11.3 Consent to Jurisdiction; Waiver of Jury Trial.

11.3.1 Any Proceeding that is based upon, arises out of, in connection with or relates to this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby (a “Dispute”) shall be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of Provider and Recipient irrevocably and unconditionally (i) consents and submits to the exclusive jurisdiction of each such court in any such Dispute, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the Dispute shall be heard and determined only in any such court, and (iv) agrees not to bring any Dispute based upon, arising out of or relating to this Agreement or other Transaction Documents or the transactions contemplated hereby or thereby in any other court. Nothing herein contained shall be deemed to affect the right of either Provider or Recipient to serve process in any manner permitted by Law or to commence Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Proceeding brought pursuant to this Section 11.3.1.

11.3.2 EACH OF THE PROVIDER AND THE RECIPIENT ACKNOWLEDGES AND AGREES THAT ANY DISPUTE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE.

11.4  Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the Laws of the State of Delaware without giving effect to any choice of law or conflict of law rules or provisions.

[signature page follows]

IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed as a binding agreement between the parties effective as of the date first written above.

Faraday Future Intelligent Electric Inc.

By:	/s/ Koti Meka
Name:	Koti Meka
Title:	CFO

FF EAI Robotics Inc.

By:	/s/ Chris Chen
Name:	Chris Chen
Title:	Chief Executive Officer

IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed as a binding agreement between the parties effective as of the date first written above.

FF EAI Robotics Ecosystem Inc.

By:	/s/ Jay Sheng
Name:	Jay Sheng
Title:	President

EXHIBIT A

STATEMENT OF WORK

[Attached separately]